The information in this pricing supplement is not complete and may be changed. We may not deliver these securities until a final pricing supplement is delivered. This pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities and they are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

     Subject to Completion, Pricing Supplement dated February 11, 1999

PROSPECTUS Dated March 26, 1998                   Pricing Supplement No. 53 to
PROSPECTUS SUPPLEMENT                     Registration Statement No. 333-46935
Dated March 26, 1998                                        Dated       , 1999
                                                                Rule 424(b)(3)

                                $25,000,000
                     Morgan Stanley Dean Witter & Co.
                        MEDIUM-TERM NOTES, SERIES C
                          Senior Fixed Rate Notes

                               ------------

                     % Reset PERQS due March 15, 2001
                       Mandatorily Exchangeable For
               Shares of Common Stock of MCI WORLDCOM, INC.

  Reset Performance Equity-linked Redemption Quarterly-pay Securities(SM)
                            ("Reset PERQS(SM)")

The Reset PERQS will pay    % interest per year but do not guarantee any
return of principal at maturity. Instead the Reset PERQS will pay at maturity a number of shares of MCI WorldCom common stock based on the closing prices of MCI WorldCom common stock after one year and at maturity, in each case subject to a cap price.

o The principal amount and issue price of each Reset PERQS is $      which is
  one-tenth of the closing price of MCI WorldCom common stock on the day we offer the Reset PERQS for initial sale to the public.

o We will pay    % interest (equivalent to $        per year) on the $
  principal amount of each Reset PERQS. Interest will be paid quarterly, beginning June 15, 1999.

o At maturity you will receive shares of MCI WorldCom common stock in exchange for each Reset PERQS at an exchange ratio. The initial exchange ratio is one-tenth of a share of MCI WorldCom common stock per Reset PERQS.
  However, if the price of MCI WorldCom common stock appreciates above the first year cap price for March 15, 2000 or the second year cap price for March 13, 2001, the exchange ratio will be adjusted downward, and you will receive an amount of MCI WorldCom common stock per Reset PERQS that is less than one-tenth of a share.

o The first year cap price is $       , or    % of the closing price of MCI
  WorldCom common stock on the day we offer the Reset PERQS for initial sale to the public. If on March 15, 2000, the price of MCI WorldCom common stock is higher than the closing price of MCI WorldCom common stock on the day we offer the Reset PERQS for initial sale to the public,
  we will raise the cap price to    % of the closing price of MCI WorldCom
  common stock on March 15, 2000. Otherwise the cap price will remain unchanged in the second year. The maximum you can receive at maturity is
  MCI WorldCom common stock worth $    per Reset PERQS.

o Investing in Reset PERQS is not equivalent to investing in MCI WorldCom common stock.

o MCI WorldCom, Inc. is not involved in this offering of Reset PERQS in any way and will have no financial obligation with respect to the Reset PERQS.

o We will apply to list the Reset PERQS to trade on the American Stock Exchange, Inc., but it is not possible to predict whether the Reset PERQS will meet the AMEX listing requirements.

You should read the more detailed description of the Reset PERQS in this Pricing Supplement. In particular, you should review and understand the descriptions in "Summary of Pricing Supplement" and "Description of Reset PERQS." "Reset Performance Equity-linked Redemption Quarterly-pay Securities" and "Reset PERQS" are our service marks.

The Reset PERQS are riskier than ordinary debt securities. See "Risk Factors" beginning on PS-6.


                            ------------------

                         PRICE $  PER RESET PERQS

                            ------------------



                                               Agent's        Proceeds to
                        Price to Public      Commissions        Company
                        ---------------      -----------      -----------
Per Reset PERQS....            $                  $                $
Total..............            $                  $                $

If you purchase at least 300,000 Reset PERQS in any single transaction and you comply with the holding period requirement described under "Supplemental Information Concerning Plan of Distribution" in this Pricing Supplement, the
price will be $       per Reset PERQS (98.625% of the Issue Price).  In that
case, the underwriting discounts and commissions will be $       per Reset
PERQS (    %).




                        MORGAN STANLEY DEAN WITTER



                     (This page intentionally left blank)



                       SUMMARY OF PRICING SUPPLEMENT

               The following summary describes the Reset PERQS we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in "Risk Factors."


                         The Reset PERQS
Each Reset PERQS         We, Morgan Stanley Dean Witter & Co., are offering    % Reset Performance Equity-linked
costs $                  Redemption Quarterly-pay Securities[SM] ("Reset PERQS[SM]") due March 15, 2001.  The
                         principal amount and issue price of each Reset PERQS is $       , which is one-tenth of the
                         closing price of the common stock of MCI WorldCom, Inc. ("MCI WorldCom Stock") on the day we offer the Reset PERQS for initial sale to the public.

No guaranteed return     Unlike ordinary debt securities, the Reset PERQS do not guarantee any return of principal at
of principal             maturity.  Instead the Reset PERQS will pay an amount of MCI WorldCom Stock based on the market price of MCI WorldCom Stock, either up or down, after one year and at maturity, in each case subject to a cap price.  Reset PERQS are not equivalent to investing in MCI
                         WorldCom Stock.

    % interest on the    We will pay interest on the Reset PERQS, at the rate of    % of the principal amount per year,
principal amount         quarterly on each March 15, June 15, September 15 and December 15, beginning June 15,
                         1999. The interest rate we pay on the Reset PERQS is more than the current dividend rate on the MCI WorldCom Stock.  The Reset PERQS will mature on March 15, 2001.

Your appreciation        The appreciation potential of each Reset PERQS is limited in each year by the cap price.  The
potential is capped      cap price in year one is $        , or     % of the closing market price of MCI WorldCom Stock
                         on the day we offer the Reset PERQS for initial sale to the public ("First Year Cap Price").
                         The cap price in year two ("Second Year Cap Price") will be the higher of     % of the closing
                         market price of MCI WorldCom Stock on March 15, 2000 and the First Year Cap Price.  The
                         maximum you can receive at maturity is MCI WorldCom stock worth $        per Reset
                         PERQS.

                         Payment at Maturity

                         At maturity, for each $       principal amount of Reset PERQS you hold, we will give to you a number of shares of MCI WorldCom Stock equal to the exchange ratio.  The initial exchange ratio is one-tenth of a share of MCI WorldCom Stock per Reset PERQS and may be adjusted as follows:

                              First Year Adjustment.  The exchange ratio will be adjusted downward if the market price of MCI WorldCom Stock exceeds the First Year Cap Price on March 15, 2000.

                              The adjusted exchange ratio will be calculated as follows:

                                  New        Existing                 First Year Cap Price
                                Exchange  =  Exchange   x  --------------------------------------------
                                 Ratio        Ratio        MCI WorldCom closing price on March 15, 2000

                              If the market price of MCI WorldCom Stock on March 15, 2000 is the same as or less than the First Year Cap Price, we will not adjust the exchange ratio at the end of the first year.

                              Second Year Adjustment.  The exchange ratio may be adjusted downward again at maturity, but only if the market price of MCI WorldCom Stock at maturity exceeds the
                              Second Year Cap Price.  The final exchange ratio will then be calculated as follows:

                                 Final       Existing              Second Year Cap Price
                                Exchange  =  Exchange    x --------------------------------------
                                 Ratio        Ratio        MCI WorldCom closing price at maturity

                              If the market price of MCI WorldCom Stock at maturity is the same as or less than the
                              Second Year Cap Price, we will not adjust the Exchange Ratio at maturity.

                         On the next page, we have provided a table titled "Hypothetical Payments on the Reset
                         PERQS." The table demonstrates the effect of these adjustments to the exchange ratio under a variety of hypothetical price scenarios.  You should examine the table for examples of how the payout on the Reset PERQS could be affected under these or other potential price scenarios.  This table does not show every situation that may occur.

                         You can review the prices of MCI WorldCom Stock for the last three years in the "Historical
                         Information" section of this Pricing Supplement.

                         During the life of the Reset PERQS, Morgan Stanley & Co. Incorporated ("MS & Co."),
                         acting as calculation agent, will also make adjustments to the effective exchange ratio to reflect the occurrence of certain corporate events that could affect the market price of MCI
                         WorldCom Stock.  You should read about these adjustments in the sections called
                         "Description of Reset PERQS--Exchange at Maturity," "--Exchange Factor" and "--Antidilution
                         Adjustments."

                         The Calculation Agent

                         We have appointed MS & Co. to act as calculation agent for The Chase Manhattan Bank, the trustee for our senior notes.  As calculation agent, MS & Co. will determine the exchange ratio and the cap prices and calculate the amount of MCI WorldCom Stock that you will receive at maturity.

                         No Affiliation with MCI WorldCom, Inc.

                         MCI WorldCom, Inc. is not an affiliate of ours and is not involved with this offering in any way.  The obligations represented by the Reset PERQS are obligations of Morgan Stanley
                         Dean Witter & Co. and not of MCI WorldCom, Inc.

                         More Information on the Reset PERQS

                         The Reset PERQS are senior notes issued as part of our Series C medium-term note program.
                         You can find a general description of our Series C medium-term note program in the accompanying Prospectus Supplement dated March 26, 1998.  We describe the basic features of this type of note in the sections called "Description of Reset PERQS--Fixed Rate
                         Notes" and "--Exchangeable Notes."

                         For a detailed description of terms of the Reset PERQS including the specific mechanics and timing of the exchange ratio adjustments, you should read the "Description of Reset
                         PERQS" section in this Pricing Supplement.  You should also read about some of the risks involved in investing in Reset PERQS in the section called "Risk Factors."

                         How to reach us

                         You may contact your local Morgan Stanley Dean Witter branch office or our principal executive offices at 1585 Broadway, New York, New York, telephone number
                         (212) 761-4000.



                   HYPOTHETICAL PAYMENTS ON THE RESET PERQS

               Based on a hypothetical Initial MCI WorldCom Price of $77.00 per share of MCI WorldCom Stock and a first year cap of 129% and a second year cap of 129%, the following table illustrates, for a range of First Year Closing Prices and Maturity Prices, the adjustments we would make to the Exchange Ratio, Second Year Cap Prices, the Payments at Maturity based on MCI WorldCom Stock for each $7.70 principal amount of Reset PERQS and the total return including interest payments, based on a hypothetical interest rate of 6% per annum and a maturity of two years, for each $7.70 principal amount of Reset PERQS.

                                                                                                          Reset      Reset
                                                                                                          PERQS      PERQS
                                                                                                         Payment    Payment
                                                                                                           at          at
                                                                                     MCI                 Maturity   Maturity
 Initial     Initial                 First      First       3/1/00                 WorldCom   Adjusted   Based on     plus
 Price of      MCI      Initial      Year       Year       Adjusted    Second       Stock     Exchange     MCI      6% Coupon
  Reset     WorldCom    Exchange      Cap      Closing     Exchange     Year       Maturity   Ratio at   WorldCom   ("Total
  PERQS       Price      Ratio       Price      Price       Ratio     Cap Price    Price(1)   Maturity    Stock     Payment")
 ---------   --------   --------    -------   ---------   ---------   ---------    --------   --------   --------   ---------
  $7.70      $77.00     0.10000     $99.33      $50.00     0.10000      $99.33      $35.00    0.10000     $3.50        $4.42
  $7.70      $77.00     0.10000     $99.33      $50.00     0.10000      $99.33      $90.00    0.10000     $9.00        $9.92
  $7.70      $77.00     0.10000     $99.33      $50.00     0.10000      $99.33     $125.00    0.07946     $9.93       $10.85
  $7.70      $77.00     0.10000     $99.33      $95.00     0.10000     $122.55      $75.00    0.10000     $7.50        $8.42
  $7.70      $77.00     0.10000     $99.33      $95.00     0.10000     $122.55     $120.00    0.10000    $12.00       $12.92
  $7.70      $77.00     0.10000     $99.33      $95.00     0.10000     $122.55     $150.00    0.08170    $12.26       $13.18
  $7.70      $77.00     0.10000     $99.33     $125.00     0.07946     $161.25      $75.00    0.07946     $5.96        $6.88
  $7.70      $77.00     0.10000     $99.33     $125.00     0.07946     $161.25     $150.00    0.07946    $11.92       $12.84
  $7.70      $77.00     0.10000     $99.33     $125.00     0.07946     $161.25     $175.00    0.07322    $12.81       $13.73
  $7.70      $77.00     0.10000     $99.33      $99.33     0.10000     $128.14     $128.14    0.10000    $12.81       $13.73

                                                                                                        Maturity
                                   129% of                          Greater of (x)                        Price
                                 Initial MCI                         129% of First                        times
                                  WorldCom                           Year Closing                       Adjusted
                                    Price                            Price and (y)                       Exchange
                                                                    First Year Cap                        Ratio
                                                                        Price

-------------------------
* The MCI WorldCom Stock Maturity Price does not include any dividend payments that may have been paid to holders of MCI WorldCom Stock.


                               RISK FACTORS

               The Reset PERQS are not secured debt and are riskier than ordinary debt securities. Because the return to investors is linked to the performance of MCI WorldCom Stock, there is no guaranteed return of principal. To the extent that the final market price of MCI WorldCom Stock at maturity is either less than today's market price or not sufficiently above today's market price to compensate for a downward adjustment of the exchange ratio, if any, at March 15, 2000, investors will lose money on their investment. Reset PERQS are not equivalent to investing directly in MCI WorldCom Stock. This section describes the most significant risks relating to the Reset PERQS. You should carefully consider whether the Reset PERQS are suited to your particular circumstances before you decide to purchase them.

Reset PERQS Are Not                       The Reset PERQS combine features of equity and debt.  The terms of the Reset
Ordinary Senior Notes --                  PERQS differ from those of ordinary debt securities in that we will not pay you
No guaranteed return of                   a fixed amount at maturity.  Our payment to you at maturity will be a number of
principal                                 shares of MCI WorldCom Stock based on the market price of MCI WorldCom
                                          Stock on March 15, 2000 and at maturity.  If the final market price of MCI
                                          WorldCom Stock at maturity is either less than today's market price or not sufficiently above today's market price to compensate for a downward adjustment of the exchange ratio, if any, at March 15, 2000, we will pay you an amount of MCI WorldCom Stock with a value less than the principal amount of the Reset PERQS.  See "Hypothetical Payments on the Reset
                                          PERQS" above.

Your Appreciation                         The appreciation potential of the Reset PERQS is limited because of the cap
Potential Is Limited                      prices. Even though the $       issue price of one Reset PERQS is equal to
                                          today's market price of one share of MCI WorldCom stock multiplied by the initial exchange ratio, you may receive a lessor fractional amount of MCI
                                          WorldCom Stock per Reset PERQS at maturity if the initial exchange ratio of one-tenth of a share has been adjusted downwards. If the price of MCI
                                          WorldCom Stock appreciates above both the cap price for March 15, 2000 and the cap price for March 13, 2001, the initial exchange ratio of one-tenth of a share of MCI WorldCom Stock per Reset PERQS will be reduced twice.

                                          The exchange ratio and the final market price of MCI WorldCom Stock at maturity will be determined on March 13, 2001, which is two trading days prior to maturity of the Reset PERQS. If the price of MCI WorldCom Stock is lower on the actual maturity date than it was on March 13, 2001, the value of any MCI
                                          WorldCom Stock you receive will be less.  Under no circumstances will you receive an amount of MCI WorldCom Stock for each Reset PERQS worth more
                                          than $       as of such second scheduled trading day prior to maturity.

Secondary Trading                         There may be little or no secondary market for the Reset PERQS.  Although we
May Be Limited                            will apply to list the Reset PERQS on the American Stock Exchange, Inc., we
                                          may not meet the requirements for listing.  Even if there is a secondary market, it may not provide significant liquidity.  Morgan Stanley & Co. currently intends to act as a market maker for Reset PERQS but is not required to do so.

Market Price of the Reset                 Several factors, many of which are beyond our control, will influence the value
PERQS Influenced by Many                  of the Reset PERQS.  We expect that generally the market price of the MCI
Unpredictable Factors                     WorldCom Stock on any day will affect the value of the Reset PERQS more than any other single factor. Because adjustments to the exchange ratio for the
                                          Reset PERQS are tied to the closing stock prices on two specific days, however, the Reset PERQS may trade differently from the underlying stock.  Other factors that may influence the value of the Reset PERQS include:

                                          o the volatility (frequency and magnitude of changes in price) of the MCI
                                            WorldCom Stock

                                          o the dividend rate on MCI WorldCom Stock

                                          o economic, financial and political events that affect stock markets generally and which may affect the market price of the MCI
                                            WorldCom Stock

                                          o interest and yield rates in the market

                                          o the time remaining to the maturity of the Reset PERQS

                                          o our creditworthiness

                                          These factors will influence the price you will receive if you sell your Reset
                                          PERQS prior to maturity.  For example, you may have to sell your Reset
                                          PERQS at a substantial discount from the principal amount if the market price of the MCI WorldCom Stock is at, below, or not sufficiently above the initial market price.

                                          You cannot predict the future performance of MCI WorldCom Stock based on its historical performance. The price of MCI WorldCom Stock may decrease so that you will receive at maturity shares of MCI WorldCom Stock worth less than the principal amount of the Reset PERQS.  We cannot guarantee that the price of MCI WorldCom Stock will increase so that you will receive at maturity an amount in excess of the principal amount of the Reset PERQS.

No Affiliation with MCI                   We are not affiliated with MCI WorldCom, Inc. ("MCI WorldCom").  We do
WorldCom, Inc.                            not have any non-public information about MCI WorldCom as of the date of this Pricing Supplement, although we or our affiliates may presently or from time to time engage in business with MCI WorldCom, including extending loans to, or making equity investments in, MCI WorldCom or providing advisory services to MCI WorldCom, including merger and acquisition advisory services.  Moreover, we have no ability to control or predict the actions of MCI
                                          WorldCom, including any corporate actions of the type that would require the calculation agent to adjust the payment to you at maturity.  MCI WorldCom is not involved in the offering of the Reset PERQS in any way and has no obligation to consider your interest as a holder of Reset PERQS in taking any corporate actions that might affect the value of your Reset PERQS.  None of the money you pay for the Reset PERQS will go to MCI WorldCom.

You Have No Shareholder                   As a holder of Reset PERQS, you will not have voting rights or rights to receive
Rights                                    dividends or other distributions or any other rights with respect to the MCI
                                          WorldCom Stock.

Limited Antidilution                      MS & Co., as calculation agent, will adjust the amount payable at maturity for
Adjustments                               certain events affecting the MCI WorldCom Stock, such as stock splits and stock dividends, and certain other corporate actions involving MCI WorldCom, such as mergers.  However, the calculation agent is not required to make an adjustment for every corporate event that can affect the MCI WorldCom Stock.
                                          For example, the calculation agent is not required to make any adjustments if
                                          MCI WorldCom or anyone else makes a partial tender or partial exchange offer for the MCI WorldCom Stock.  If an event occurs that does not require the calculation agent to adjust the amount payable at maturity, the market price of the Reset PERQS may be materially and adversely affected.

Potential Conflicts of Interest           As calculation agent, MS & Co. will calculate the payment to you at maturity of
between You and the                       the Reset PERQS.  MS & Co. and other affiliates may also carry out hedging
Calculation Agent                         activities related to Reset PERQS, including trading in MCI WorldCom Stock as well as in other instruments related to MCI WorldCom Stock. MS & Co. and some of our other subsidiaries also trade MCI WorldCom Stock and other financial instruments related to MCI WorldCom Stock on a regular basis as part of their general broker dealer businesses. Any of these activities could influence
                                          MS & Co.'s determination of adjustments made to Reset PERQS and, accordingly, could affect your payout on the Reset PERQS.

Tax Treatment                             You should also consider the tax consequences of investing in the Reset
                                          PERQS.  There is no direct legal authority as to the proper tax treatment of the
                                          Reset PERQS, and therefore significant aspects of the tax treatment of the Reset
                                          PERQS are uncertain.  We do not plan to request a ruling from the Internal
                                          Revenue Service ("IRS") regarding the tax treatment of the Reset PERQS, and the IRS or a court may not agree with the tax treatment described in this Pricing
                                          Supplement.   Please read carefully the section "Description of Reset
                                          PERQS--United States Federal Income Taxation" in this Pricing Supplement.

                        DESCRIPTION OF RESET PERQS

               Capitalized terms not defined herein have the meanings given to such terms in the accompanying Prospectus Supplement. In this Pricing Supplement, the "Company," "we," "us," and "our" refer to Morgan Stanley Dean Witter & Co.

Principal Amount..............  $25,000,000

Maturity Date.................  March 15, 2001

Interest Rate.................        % per annum (equivalent to $       per
                                annum per Reset PERQS)

Interest Payment Dates........  Each March 15, June 15, September 15 and
                                December 15, beginning June 15, 1999.

Specified Currency............  U.S. Dollars

Issue Price...................  $       per Reset PERQS

Initial MCI WorldCom Price....  $

Original Issue Date
  (Settlement Date)...........            , 1999

CUSIP.........................  617446257

Denominations.................  $       and integral multiples thereof

First Year Cap Price..........  $       (  % of the Initial MCI WorldCom Price)

First Year Determination Date.. March 15, 2000 (or if such date is not a
                                Trading Day on which no Market Disruption
                                Event occurs, the immediately succeeding
                                Trading Day on which no Market Disruption
                                Event occurs)

First Year Closing Price......  First Year Closing Price means the product of
                                (i) the Market Price of one share of MCI
                                WorldCom Stock and (ii) the Exchange Factor, each determined as of the First Year Determination Date.

Second Year Cap Price.........  Second Year Cap Price means the greater of
                                (x)    % of the First Year Closing Price and
                                (y) the First Year Cap Price. See "Exchange at Maturity" below.

Maturity Price................  Maturity Price means the product of (i) the
                                Market Price of one share of MCI WorldCom
                                Stock and (ii) the Exchange Factor, each determined as of the second scheduled Trading Day immediately prior to maturity.

Exchange at Maturity..........  At maturity (including as a result of acceleration under the terms of the indenture or otherwise), upon delivery of each Reset PERQS to the Trustee, we will apply each
                                $    principal amount of such Reset PERQS as
                                payment for a number of shares of MCI
                                WorldCom Stock at the Exchange Ratio.  The
                                initial Exchange Ratio, initially set at 0.1, is subject to adjustment on the First Year Determination Date and at maturity in order to cap the value of the MCI WorldCom Stock to be received upon delivery of the Reset PERQS
                                at $       per principal amount of each Reset
                                PERQS (    % of the Issue Price).  Solely for
                                purposes of adjustment upon the occurrence of certain corporate events, the number of shares of MCI WorldCom Stock to be delivered at maturity will also be adjusted by an Exchange Factor, initially set at 1.0. See
                                 "Exchange Factor" and "Antidilution
                                Adjustments" below.

                                If the First Year Closing Price is less than
                                or equal to    % of the Initial MCI WorldCom
                                Price (the "First Year Cap Price"), no
                                adjustment to the Exchange Ratio will be made at such time. If the First Year Closing
                                Price exceeds the First Year Cap Price, the
                                Exchange Ratio will be adjusted so that the
                                new Exchange Ratio will equal the product of
                                (i) the existing Exchange Ratio and (ii) a
                                fraction the numerator of which will be the
                                First Year Cap Price and the denominator of
                                which will be the First Year Closing Price.
                                In addition, on the First Year Determination
                                Date, the Calculation Agent will establish
                                the "Second Year Cap Price" that will be equal
                                to the greater of (x)    % of the First Year
                                Closing Price and (y) the First Year Cap
                                Price. Notice of the Second Year Cap Price and of any such adjustment to the Exchange Ratio shall promptly be sent by first-class mail to The Depository Trust Company, New York, New York (the "Depositary"). If the Maturity Price is less than or equal to the Second Year Cap Price, no further adjustment to the Exchange Ratio will be made. If the Maturity Price exceeds the Second Year Cap Price, the existing Exchange Ratio will be adjusted so that the final Exchange Ratio will equal the product of (i) the existing Exchange Ratio and (ii) a fraction the numerator of which will be the Second Year
                                Cap Price and the denominator of which will be the Maturity Price. Please review each example in the table called "Hypothetical Payments on the Reset PERQS" on PS-5.

                                All calculations with respect to the Exchange Ratios for the Reset PERQS will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upwards (e.g. .876545 would be rounded to .87655); all calculations with respect to the Second Year Cap Price will be rounded to the nearest ten-thousandth, with five one-hundred-thousandths rounded upwards (e.g. $12.34567 would be rounded to $12.3457); and all dollar amounts related to payments at maturity resulting from such calculations will be rounded to the nearest cent with one-half cent being rounded upwards.

                                We shall, or shall cause the Calculation
                                Agent to, (i) provide written notice to the
                                Trustee and to the Depositary, on or prior to 10:30 a.m. on the Trading Day immediately prior to maturity of the Reset PERQS, of the amount of MCI WorldCom Stock to be delivered
                                with respect to each $       principal amount
                                of each Reset PERQS and (ii) deliver such
                                shares of MCI WorldCom Stock (and cash in
                                respect of interest and any fractional shares of MCI WorldCom Stock) to the Trustee for delivery to the holders. The Calculation Agent shall determine the Exchange Ratio applicable at the maturity of the Reset PERQS and calculate the Exchange Factor. References to payment "per Reset PERQS" refer to each
                                $    principal amount of any Reset PERQS.

No Fractional Shares..........  Upon delivery of the Reset PERQS to the
                                Trustee at maturity (including as a result of acceleration or otherwise), we will deliver the aggregate number of shares of MCI WorldCom Stock due with respect to all of such Reset PERQS, as described above, but we will pay cash in lieu of delivering any fractional share of MCI WorldCom Stock in an amount equal to the corresponding fractional Market Price of such fraction of a share of MCI WorldCom Stock as determined by the Calculation Agent as of the second scheduled Trading Day prior to maturity of the Reset PERQS.

Exchange Factor...............  The Exchange Factor will be set initially at
                                1.0, but will be subject to adjustment upon the occurrence of certain corporate events through and including the second scheduled Trading Day immediately prior to maturity. See "Antidilution Adjustments" below.

Market Price..................  If MCI WorldCom Stock (or any other security for which a Market Price must be determined) is listed on a national securities exchange, is a security of The Nasdaq National Market ("NASDAQ NMS") or is included in the OTC Bulletin Board Service ("OTC Bulletin Board") operated by the National Association of Securities Dealers, Inc. (the "NASD"), the Market Price for one share of MCI WorldCom Stock (or one unit of any such other security) on any Trading Day means (i) the last reported sale price, regular way, on such day on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), on which MCI WorldCom Stock (or any such other security) is listed or admitted to trading or (ii) if not listed or admitted to trading on any such securities exchange or if such last reported sale price is not obtainable, the last reported sale price on the over-the-counter market as reported on the NASDAQ NMS or OTC Bulletin Board on such day. If the last reported sale price is not available pursuant to clause (i) or (ii) of the preceding sentence, the Market Price for any Trading Day shall be the mean, as determined by the Calculation Agent, of the bid prices for MCI WorldCom Stock (or any such other security) obtained from as many dealers in such stock (which may include MS & Co. or any of our other subsidiaries or affiliates), but not exceeding three, as will make such bid prices available to the Calculation Agent. A "security of the NASDAQ NMS" shall include a security included in any successor to such system and the term "OTC Bulletin Board Service" shall include any successor service thereto.

Trading Day...................  A day, as determined by the Calculation
                                Agent, on which trading is generally
                                conducted on the New York Stock Exchange
                                ("NYSE"), the AMEX, the NASDAQ NMS, the
                                Chicago Mercantile Exchange, and the Chicago
                                Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

Acceleration Event............  If on any date the product of the Market
                                Price per share of MCI WorldCom Stock and the Exchange Factor is less than $4.00, the maturity date of the Reset PERQS will be deemed to be accelerated to such date, and we
                                will apply each $       principal amount of
                                each Reset PERQS as payment for a number of shares of MCI WorldCom Stock at the then current Exchange Ratio, as adjusted by the then current Exchange Factor. See also "Antidilution Adjustments" below.

Optional Redemption...........  We will not redeem the Reset PERQS prior to the Maturity Date.

Book Entry Note or
  Certificated Note...........  Book Entry

Senior Note or Subordinated
  Note........................  Senior

Trustee.......................  The Chase Manhattan Bank

Agent.........................  Morgan Stanley & Co. Incorporated

Calculation Agent.............  Morgan Stanley & Co. Incorporated and its
                                successors ("MS & Co.").

                                Because the Calculation Agent is our
                                affiliate, potential conflicts of interest may exist between the Calculation Agent and you as a holder of the Reset PERQS, including with respect to certain determinations and judgments that the Calculation Agent must make in making adjustments to the Exchange Factor or other antidilution adjustments or determining any Market Price or whether a Market Disruption Event has occurred. See "Antidilution Adjustments" and "Market Disruption Event" below. MS & Co. is obligated to carry out its duties as Calculation Agent in good faith using its reasonable judgment.

Antidilution Adjustments......  The Exchange Factor will be adjusted as follows:

                                    1. If MCI WorldCom Stock is subject to a
                                stock split or reverse stock
                                split, then once such split has become
                                effective, the Exchange Factor will be
                                adjusted to equal the product of the prior
                                Exchange Factor and the number of shares issued in such stock split or reverse stock split with respect to one share of MCI WorldCom Stock.

                                    2. If MCI WorldCom Stock is subject (i)
                                to a stock dividend (issuance of additional shares of MCI WorldCom Stock) that is given ratably to all holders of shares of MCI WorldCom Stock or (ii) to a distribution of MCI WorldCom Stock as a result of the triggering of any provision of the corporate charter of MCI WorldCom, then once the dividend has become effective and MCI WorldCom Stock is trading ex-dividend, the Exchange Factor will be adjusted so that the new Exchange Factor shall equal the prior Exchange Factor plus the product of (i) the number of shares issued with respect to one share of MCI WorldCom Stock and (ii) the prior Exchange Factor.

                                    3. There will be no adjustments to the
                                Exchange Factor to reflect cash dividends or other distributions paid with respect to MCI WorldCom Stock other than distributions described in clause (v) of paragraph 5 below and Extraordinary Dividends as described below. A cash dividend or other distribution with respect to MCI WorldCom Stock will be deemed to be an "Extraordinary Dividend" if such dividend or other distribution exceeds the immediately preceding non-Extraordinary
                                Dividend for MCI WorldCom Stock by an
                                amount equal to at least 10% of the Market
                                Price of MCI WorldCom Stock (as adjusted for any subsequent corporate event requiring an adjustment hereunder, such as a stock split or reverse stock split) on the Trading Day preceding the ex-dividend date for the payment of such Extraordinary Dividend (the "ex-dividend date"). If an Extraordinary Dividend occurs with respect to MCI WorldCom Stock, the Exchange Factor with respect to MCI WorldCom Stock will be adjusted on the ex-dividend date with respect to such Extraordinary Dividend so that the new Exchange Factor will equal the product of (i) the then current Exchange Factor and (ii) a fraction, the numerator of which is the Market Price on the Trading Day preceding the ex-dividend date, and the denominator of which is the amount by which the Market Price on the Trading Day preceding the ex-dividend date exceeds the Extraordinary Dividend Amount. The "Extraordinary Dividend Amount" with respect to an Extraordinary Dividend for MCI WorldCom Stock will equal (i) in the case of cash dividends or other distributions that constitute regular dividends, the amount per share of such Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary Dividend for MCI WorldCom Stock or (ii) in the case of cash dividends or other distributions that do not constitute regular dividends, the amount per share of such Extraordinary Dividend.
                                To the extent an Extraordinary Dividend is not paid in cash, the value of the non-cash component will be determined by the Calculation Agent, whose determination shall be conclusive. A distribution on the MCI WorldCom Stock described in clause (v) of paragraph 5 below that also constitutes an Extraordinary Dividend shall cause an adjustment to the Exchange Factor pursuant only to clause (v) of paragraph 5.

                                    4. If MCI WorldCom issues rights or
                                warrants to all holders of MCI WorldCom Stock to subscribe for or purchase MCI WorldCom Stock at an exercise price per share less than the Market Price of the MCI WorldCom Stock on both (i) the date the exercise price of such rights or warrants is determined and (ii) the expiration date of such rights or warrants, and if the expiration date of such rights or warrants precedes the maturity of the Reset PERQS, then the Exchange Factor will be adjusted to equal the product of the prior Exchange Factor and a fraction, the numerator of which shall be the number of shares of MCI WorldCom Stock outstanding immediately prior to the issuance of such rights or warrants plus the number of additional shares of MCI WorldCom Stock offered for subscription or purchase pursuant to such rights or warrants and the denominator of which shall be the number of shares of MCI WorldCom Stock outstanding immediately prior to the issuance of such rights or warrants plus the number of additional shares of MCI WorldCom Stock which the aggregate offering price of the total number of shares of MCI WorldCom Stock so offered for subscription or purchase pursuant to such rights or warrants would purchase at the Market Price on the expiration date of such rights or warrants, which shall be determined by multiplying such total number of shares offered by the exercise price of such rights or warrants and dividing the product so obtained by such Market Price.

                                    5. If (i) there occurs any
                                reclassification of MCI WorldCom Stock, (ii)
                                MCI WorldCom or any surviving entity or
                                subsequent surviving entity of MCI WorldCom
                                (a "MCI WorldCom Successor") has been subject to a merger, combination or consolidation and is not the surviving entity, (iii) any statutory exchange of securities of MCI WorldCom or any MCI WorldCom Successor with another corporation occurs (other than pursuant to clause (ii) above), (iv) MCI WorldCom is liquidated, (v) MCI WorldCom issues to all of its shareholders equity securities of an issuer other than MCI WorldCom (other than in a transaction described in clauses (ii), (iii) or (iv) above) (a "Spin-off Event") or (vi) a tender or exchange offer or going-private transaction is consummated for all the
                                outstanding shares of MCI WorldCom Stock (any such event in clauses (i) through (vi) a "Reorganization Event"), the method of determining the amount payable upon exchange at maturity for each Reset PERQS will be adjusted to provide that each holder of Reset PERQS will receive at maturity, in respect of
                                each $       principal amount of each Reset
                                PERQS, securities, cash or any other assets distributed in any such Reorganization Event, including, in the case of a Spin-off Event, the share of MCI WorldCom Stock with respect to which the spun-off security was issued (collectively, the "Exchange Property") in an amount with a value equal to (a) if the Exchange Ratio has not been adjusted prior to maturity, the Transaction Value or (b) if the Exchange Ratio has been adjusted, an amount equal to the product of the final Exchange Ratio and the Transaction Value. In addition, following a Reorganization Event, the method of determining the Maturity Price will be adjusted so that the Maturity Price will mean the Transaction Value as of the second scheduled Trading Day immediately prior to maturity, and if the Reorganization Event occurs prior to the First Year Determination Date, the First Year Closing Price will mean the Transaction Value determined as of the First Year Determination Date.
                                Notwithstanding the above, if the Exchange
                                Property received in any such Reorganization
                                Event consists only of cash, the maturity date of the Reset PERQS will be deemed to be accelerated to the date on which such cash is distributed to holders of MCI WorldCom Stock and holders will receive in lieu of any MCI WorldCom Stock and as liquidated damages in full satisfaction of the Company's obligations under the Reset PERQS the product of (i) the Transaction Value as of such date and (ii) the then current Exchange Ratio adjusted as if such date were the next to occur of either the First Year Determination Date or the second scheduled Trading Day prior to maturity. If Exchange Property consists of more than one type of property, holders of Reset PERQS will receive at maturity a pro rata share of each such type of Exchange Property. If Exchange Property includes a cash component, holders will not receive any interest accrued on such cash component. "Transaction Value" at any date means (i) for any cash received in any such Reorganization Event, the amount of cash received per share of MCI WorldCom Stock, as adjusted by the Exchange Factor, (ii) for any property other than cash or securities received in any such Reorganization Event, the market value, as determined by the Calculation Agent, as of the date of receipt, of such Exchange Property received for each share of MCI WorldCom Stock, as adjusted by the Exchange Factor and (iii) for any security received in any such Reorganization Event, an amount equal to the Market Price, as of the date on which the Transaction Value is determined, per share of such security multiplied by the quantity of such security received for each share of MCI WorldCom
                                Stock, as adjusted by the Exchange Factor.

                                For purposes of paragraph 5 above, in the case of a consummated tender or exchange offer or going-private transaction involving Exchange Property of a particular type, Exchange Property shall be deemed to include the amount of cash or other property paid by the offeror in the tender or exchange offer with respect to such Exchange Property (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction). In the event of a tender or exchange offer or a going-private transaction with respectto Exchange Property in which an offeree may elect to receive cash or other property, Exchange Property shall be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

                                No adjustments to the Exchange Factor will be required unless such adjustment would require a change of at least 0.1% in the Exchange Factor then in effect. The Exchange Factor resulting from any of the adjustments specified above will be rounded to the nearest one hundred-thousandth with five one-millionths being rounded upward.

                                No adjustments to the Exchange Factor or method of calculating the Exchange Ratio will be made other than those specified above. The adjustments specified above do not cover all events that could affect the Market Price of the MCI WorldCom Stock, including, without limitation, a partial tender or exchange offer for the MCI WorldCom Stock.

                                Notwithstanding the foregoing, the amount
                                payable by us at maturity with respect to
                                each Reset PERQS, determined as of the second scheduled Trading Day prior to maturity, will not under any circumstances exceed an amount of MCI WorldCom Stock having a market price
                                of  $        as of such second scheduled
                                Trading Day.

                                The Calculation Agent shall be solely
                                responsible for the determination and
                                calculation of any adjustments to the Exchange Factor or method of calculating the Exchange Ratio and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets (including cash) in connection with any corporate event described in paragraph 5 above, and its determinations and calculations with respect thereto shall be conclusive.

                                The Calculation Agent will provide
                                information as to any adjustments to the Exchange Factor or method of calculating the Exchange Ratio upon written request by any holder of the Reset PERQS.

Market Disruption Event.......  "Market Disruption Event" means, with respect to MCI WorldCom Stock:

                                    (i) a suspension, absence or material
                                    limitation of trading of MCI WorldCom
                                    Stock on the primary market for MCI
                                    WorldCom Stock for more than two hours of trading or during the one-half hour period preceding the close of trading in such market; or a breakdown or failure in the price and trade reporting systems of the primary market for MCI WorldCom Stock as a result of which the reported trading prices for MCI WorldCom Stock during the last one-half hour preceding the closing of trading in such market are materially inaccurate; or the suspension or material limitation on the primary market for trading in options contracts related to MCI WorldCom Stock, if available, during the one-half hour period preceding the close of trading in the applicable market, in each case as determined by the Calculation Agent in its sole discretion; and

                                    (ii) a determination by the Calculation
                                    Agent in its sole discretion that the
                                    event described in clause (i) above
                                    materially interfered with the ability of the Company or any of its affiliates to unwind all or a material portion of the hedge with respect to the Reset PERQS.

                                For purposes of determining whether a Market
                                Disruption Event has occurred: (1) a
                                limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange, (2) a decision to permanently discontinue trading in the relevant option contract will not constitute a Market Disruption Event, (3) limitations pursuant to New York Stock Exchange Rule 80A (or any applicable rule or regulation enacted or promulgated by the NYSE, any other self-regulatory organization or the Securities and Exchange Commission of similar scope as determined by the Calculation Agent) on trading during significant market fluctuations shall constitute a suspension, absence or material limitation of trading, (4) a suspension of trading in an options contract on MCI WorldCom Stock by the primary securities market trading in such options, if available, by reason of (x) a price change exceeding limits set by such securities exchange or market, (y) an imbalance of orders relating to such contracts or (z) a disparity in bid and ask quotes relating to such contracts will constitute a suspension or material limitation of trading in options contracts related to MCI WorldCom Stock and (5) a suspension, absence or material limitation of trading on the primary securities market on which options contracts related to MCI WorldCom Stock are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

MCI WorldCom Stock; Public
  Information.................  MCI WorldCom is one of the largest telecommunications companies in the United
                                States, serving local, long distance and
                                Internet customers domestically and
                                internationally.  MCI WorldCom Stock is
                                registered under the Exchange Act. Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the Securities and Exchange Commission (the
                                "Commission").   Information provided to or
                                filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024,
                                450 Fifth Street, N.W., Washington, D.C.
                                20549 or at its Regional Offices located at
                                Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661 and at Seven World Trade Center, 13th Floor, New York, New York 10048, and copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, information provided to or filed with the Commission electronically can be accessed through a Website maintained by the Commission. The address of the Commission's
                                Website is http://www.sec.gov.    Information
                                provided to or filed with the Commission by MCI WorldCom pursuant to the Exchange Act of 1934 can be located by reference to Commission file number 0-11258. In addition, information regarding MCI WorldCom may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The Company makes no representation or warranty as to the accuracy or completeness of such reports.

                                This pricing supplement relates only to the Reset PERQS offered hereby and does not relate to MCI WorldCom Stock or other securities of MCI WorldCom. We have derived all disclosures contained in this pricing supplement regarding MCI WorldCom from the publicly available documents described in the preceding paragraph. Neither we nor the Agent has participated in the preparation of such documents or made any due diligence inquiry with respect to MCI WorldCom in connection with the offering of the Reset PERQS. Neither we nor the Agent makes any representation that such publicly available documents or any other publicly available information regarding MCI WorldCom are accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of MCI WorldCom Stock (and therefore the Initial MCI WorldCom Price, the First Year Cap Price and the maximum appreciation amount) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning
                                MCI WorldCom could affect the value received at maturity with respect to the Reset PERQS and therefore the trading prices of the Reset PERQS.

                                Neither we nor any of our affiliates makes any representation to you as to the performance of MCI WorldCom stock.

                                We, or our affiliates, may presently or from time to time engage in business with MCI WorldCom, including extending loans to, or making equity investments in, MCI WorldCom or providing advisory services to MCI WorldCom, including merger and acquisition advisory services. In the course of such business, we, or our affiliates, may acquire non-public information with respect to MCI WorldCom and, in addition, one or more of our affiliates may publish research reports with respect to MCI WorldCom. The statement in the preceding sentence is not intended to affect the right of holders of the Reset PERQS under the securities laws. As a prospective purchaser of a Reset PERQS, you should undertake an independent investigation of MCI WorldCom as in your judgment is appropriate to make an informed decision with respect to an investment in MCI WorldCom Stock.

Historical Information........  The following table sets forth the high and low Market Price during 1996, 1997, 1998 and
                                1999 through February 10, 1999.  The Market
                                Price on February 10, 1999 was $76(1)/(4).
                                We obtained the Market Prices listed below from Bloomberg Financial Markets and we believe such information to be accurate. You should not take the historical prices of MCI WorldCom Stock as an indication of future performance. The price of MCI WorldCom Stock may decrease so that you will receive at maturity shares of MCI WorldCom Stock worth less than the principal amount of the Reset PERQS. We cannot give you any assurance that the price of MCI WorldCom Stock will increase so that at maturity you will receive an amount in excess of the principal amount of the Reset PERQS. Because your return is linked to the Market Price of MCI WorldCom Stock on March 15, 2000 and March 13, 2001, there is no guaranteed return of principal.
                                To the extent that the Maturity Price of MCI
                                WorldCom Stock is less than the Initial MCI
                                WorldCom Price or not sufficiently above the Initial MCI WorldCom Price to compensate for a downward adjustment of the Exchange Ratio, if any, at March 15, 2000 and the shortfall is not offset by the coupon paid on the Reset PERQS, you will lose money on your investment.

                                MCI WorldCom            High          Low
                                ------------            ----          ---
                                (CUSIP 55268B106)

                                1996
                                First Quarter.......   23            16 1/2
                                Second Quarter......   27 11/16      21 3/4
                                Third Quarter.......   28            18 5/8
                                Fourth Quarter......   26 1/16       21 5/8
                                1997
                                First Quarter.......   27 1/2        22
                                Second Quarter......   32            21 7/8
                                Third Quarter.......   37            29 15/16
                                Fourth Quarter......   38 1/16       28 15/16
                                1998
                                First Quarter.......   44 7/16       28 13/16
                                Second Quarter......   48 7/16       42 1/4
                                Third Quarter.......   56 7/8        40 15/16
                                Fourth Quarter......   74 1/4        43 1/8
                                1999
                                First Quarter
                                  (through February
                                   10, 1999)........   80 3/4        69 7/8

                                Historical prices have been adjusted for a 2 for 1 stock split of MCI WorldCom stock, which became effective in the third quarter of 1996.

                                MCI WorldCom has not paid cash dividends on the MCI WorldCom Stock to date. We make no representation as to the amount of dividends, if any, that MCI WorldCom will pay in the future. In any event, as a holder of the Reset PERQS, you will not be entitled to receive dividends, if any, that may be payable on MCI WorldCom Stock.

Use of Proceeds and Hedging...  The net proceeds we receive from the sale of the Reset PERQS will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the Reset PERQS. See also "Use of Proceeds" in the accompanying Prospectus.

                                On or prior to the date of this Pricing
                                Supplement, we, through our subsidiaries or others, may hedge our anticipated exposure in connection with the Reset PERQS by taking positions in MCI WorldCom Stock, in options contracts on MCI WorldCom Stock listed on major securities markets or positions in any other instruments that we may wish to use in connection with such hedging. In the event that we pursue such a hedging strategy, the price at which we are able to purchase such positions may be a factor in determining the pricing of the Reset PERQS. Purchase activity could potentially increase the price of MCI WorldCom Stock, and therefore effectively increase the level to which MCI WorldCom
                                Stock must rise before you would receive at maturity an amount of MCI WorldCom Stock worth as much as or more than the principal amount of the Reset PERQS. Although we have no reason to believe that our hedging activity will have a material impact on the price of MCI WorldCom Stock, we cannot give any assurance that we will not affect such price as a result of our hedging activities. Through our subsidiaries, we are likely to modify our hedge position throughout the life of the Reset PERQS, including on the First Year Determination Date, by purchasing and selling the securities and instruments listed above and any other available securities and instruments that we may wish to use in connection with such hedging.

Supplemental Information
  Concerning Plan of
  Distribution...............   In order to facilitate the offering of the
                                Reset PERQS, the Agent may engage in
                                transactions that stabilize, maintain or otherwise affect the price of the Reset PERQS or the MCI WorldCom Stock. Specifically, the
                                Agent may overallot in connection with the offering, creating a short position in the Reset PERQS for its own account. In addition, to cover allotments or to stabilize the price of the Reset PERQS, the Agent may bid for, and purchase, the Reset PERQS or the MCI WorldCom Stock in the open market. See
                                "Use of Proceeds and Hedging" above.

                                The Agent proposes initially to offer the
                                Reset PERQS directly to the public at the
                                public offering price set forth on the cover
                                page hereof plus accrued interest, if any,
                                from the Original Issue Date; provided that
                                the price will be $       per Reset PERQS and
                                the underwriting discounts and commissions
                                will be $       per Reset PERQS for
                                purchasers of greater than or equal to
                                300,000 Reset PERQS in any case single
                                transaction, subject to the holding period requirements described below.

                                Delivery of approximately 98.625% of the Reset PERQS to a purchaser of 300,000 or more Reset PERQS at the reduced price (the "Delivered Reset PERQS") will be made on the date of delivery of the Reset PERQS referred to on the cover of this Pricing Supplement. The balance of approximately 1.375% of the Reset PERQS (the "Escrowed Reset PERQS") purchased by each such investor will be held in escrow at MS & Co. for the benefit of the investor and delivered to such investor if the investor and any accounts in which the investor may have deposited any of its Delivered Reset PERQS have held all of the Delivered Reset PERQS for 45 calendar days following the date of the Pricing Supplement or any shorter period deemed appropriate by the Agent. If an investor or any account in which the investor has deposited any of its Delivered Reset PERQS fails to satisfy the holding period requirement, as determined by the Agent, all of the investor's Escrowed Reset PERQS will be forfeited by the investor and not delivered to it. The Escrowed Reset PERQS will instead be delivered to the Agent for sale to investors. This forfeiture will have the effect of increasing the purchase price per Reset PERQS for such investors to 100% of the principal amount of the Reset PERQS. Should investors who are subject to the holding period requirement sell their Reset PERQS once the holding period is no longer applicable, the market price of the Reset PERQS may be adversely affected. See also "Plan of Distribution" in the accompanying Prospectus Supplement.

ERISA Matters for Pension Plans
  and Insurance Companies.....  The Company and certain affiliates of the
                                Company, including MS & Co. and Dean Witter
                                Reynolds Inc. ("DWR"), may each be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or a "disqualified person" within the meaning of the Internal Revenue Code of 1986, as amended (the "Code") with respect to many employee benefit plans. Prohibited transactions within the meaning of ERISA or the Code may arise, for example, if the Reset PERQS are acquired by or with the assets of a pension or other employee benefit plan with respect to which MS & Co., DWR or any of their affiliates is a service provider, unless the Reset PERQS are acquired pursuant to an exemption from the prohibited transaction rules.

                                The acquisition of the Reset PERQS may be eligible for one of the exemptions noted below if such acquisition:

                                (a) (i) is made solely with the assets of a bank collective investment fund and (ii) satisfies the requirements and conditions of Prohibited Transaction Class Exemption ("PTCE") 91-38 issued by the Department of Labor ("DOL");

                                (b) (i) is made solely with assets of an insurance company pooled separate account and
                                (ii) satisfies the requirements and
                                conditions of PTCE 90-1 issued by the DOL;

                                (c) (i) is made solely with assets managed by a qualified professional asset manager and
                                (ii) satisfies the requirements and
                                conditions of PTCE 84-14 issued by the DOL;

                                (d) is made solely with assets of a
                                governmental plan (as defined in Section
                                3(32) of ERISA) which is not subject to the provisions of Section 401 of the Code;

                                (e) (i) is made solely with assets of an insurance company general account and (ii) satisfies the requirements and conditions of PTCE 95-60 issued by the DOL; or

                                (f) (i) is made solely with assets managed by an in-house asset manager and (ii) satisfies the requirements and conditions of PTCE 96-23 issued by the DOL.

                                Under ERISA the assets of a pension or other employee benefit plan may include assets held in the general account of an insurance company which has issued an insurance policy to such plan or assets of an entity in which the plan has invested. In addition, employee benefit plans subject to ERISA (or insurance companies deemed to be investing ERISA plan assets) purchasing Reset PERQS should consider the possible implications of owning the MCI WorldCom Stock. Thus, any insurance company, pension or employee benefit plan or entity holding assets of such a plan proposing to invest in the Reset PERQS should consult with its legal counsel prior to such investment.

United States Federal Income
  Taxation...................   The following summary is based on the
                                advice of Davis Polk & Wardwell, special tax counsel to the Company ("Tax Counsel"), and is a general discussion of the principal potential U.S. federal income tax consequences to U.S. Holders (as defined below) who are initial holders of the Reset
                                PERQS purchasing the Reset PERQS at the Issue
                                Price, and who will hold the Reset PERQS as capital assets within the meaning of Section
                                1221 of the Code. This summary is based on the Code, administrative pronouncements, judicial decisions and currently effective and proposed Treasury Regulations, changes to any of which subsequent to the date of this Pricing Supplement may affect the tax consequences described herein. This summary does not address all aspects of the U.S.
                                federal income taxation that may be relevant to a particular holder in light of its individual circumstances or to certain types of holders subject to special treatment under the U.S. federal income tax laws (e.g., certain financial institutions, tax-exempt organizations, dealers in options or securities, or persons who hold a Reset PERQS as a part of a hedging transaction, straddle, conversion or other integrated transaction).
                                As the law applicable to the U.S. federal income taxation of instruments such as the Reset PERQS is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

                                As used herein, the term "U.S. Holder" means an owner of a Reset PERQS that is, for U.S. federal income tax purposes, (i) a citizen or resident of the United States, (ii) a corporation or other entity created or organized under the laws of the United States or any political subdivision thereof or (iii) an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

                                General

                                Pursuant to the terms of the Reset PERQS, the Company and every holder of a Reset PERQS agree (in the absence of an administrative determination or judicial ruling to the contrary) to characterize a Reset PERQS for all tax purposes as an investment unit consisting of the following components (the "Components"): (i) a contract (the "Forward Contract") that requires the holder of the Reset PERQS to purchase, and the Company to
                                sell, for an amount equal to $       (the
                                "Forward Price"), the MCI WorldCom Stock at
                                maturity (or, alternatively, upon an earlier
                                redemption of the Reset PERQS), and (ii) a
                                deposit with the Company of a fixed amount of cash to secure the holder's obligation to purchase the MCI WorldCom Stock (the "Deposit"). For this purpose, the Company has determined that, of the quarterly
                                payments on the Reset PERQS,    % is
                                attributable to interest on the Deposit.
                                This determination is based on the Company's judgment as to, among other things, the Company's normal borrowing cost and the value of the Forward Contract. Under this characterization, the remainder of the quarterly payments on the Reset PERQS represents payments attributable to the holders' entry into the Forward Contract (the "Contract Fees"). Furthermore, based on the Company's determination of the relative fair market values of the Components at the time of issuance of the Reset PERQS, the Company will allocate 100% of the Issue Price of the Reset PERQS to the Deposit and none to the Forward Contract. The Company's allocation of the Issue Price among the Components will be binding on a holder of the Reset PERQS, unless such holder timely and explicitly discloses to the Internal Revenue Service (the "IRS") that its allocation is different from the Company's. The treatment of the Reset PERQS described above and the Company's allocation are not, however, binding on the IRS or the courts. No statutory, judicial or administrative authority directly addresses the characterization of the Reset PERQS or instruments similar to the Reset PERQS for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to the Reset PERQS. Due to the absence of authorities that directly address instruments that are similar to the Reset PERQS, tax counsel is unable to render an opinion as to the proper U.S. federal income tax characterization of the Reset PERQS. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the Reset PERQS are not certain, and no assurance can be given that the IRS or the courts will agree with the characterization described herein.
                                Accordingly, prospective purchasers are urged to consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the Reset PERQS (including alternative characterizations of the Reset PERQS) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Unless otherwise stated, the following discussion is based on the treatment and the allocation described above.

                                Tax Treatment of the Reset PERQS

                                Assuming the characterization of the Reset
                                PERQS and the allocation of the Issue Price as set forth above, Tax Counsel believes that the following U.S. federal income tax consequences should result.

                                Quarterly Payments on the Reset PERQS. To the extent attributable to interest on the Deposit, quarterly payments on the Reset PERQS will generally be taxable to a U.S. Holder as ordinary income at the time accrued or received in accordance with the U.S. Holder's method of accounting for U.S. federal income tax purposes. Although the federal income tax treatment of the Contract Fees is uncertain, the Company intends to take the position that the Contract Fees constitute taxable income to the holders at the time accrued or received in accordance with the U.S. Holder's method of accounting for U.S. federal income tax purposes.

                                Tax Basis.  Based on the Company's
                                determination set forth above, the U.S.
                                Holder's tax basis in the Forward Contract will be zero, and the U.S. Holder's tax basis in the Deposit will be 100% of the Issue Price.

                                Settlement of the Forward Contract. Upon the maturity of the Forward Contract, a U.S. Holder would, pursuant to the Forward Contract, be deemed to have applied the Forward Price toward the purchase of MCI WorldCom Stock, and a U.S. Holder would not recognize any gain or loss with respect to any MCI WorldCom Stock received thereon.
                                With respect to any cash received upon
                                maturity, a U.S. Holder would recognize gain or loss. The amount of such gain or loss would be the extent to which the amount of such cash received differs from the pro rata portion of the Forward Price allocable to the cash. Any such gain or loss would generally be capital gain or loss, as the case may be. With respect to any MCI WorldCom Stock received upon maturity, the U.S. Holder would have an adjusted tax basis in such MCI WorldCom Stock equal to the pro rata portion of the Forward Price allocable thereto. The allocation of the Forward Price between cash and MCI WorldCom Stock should be based on the amount of the cash received and the relative fair market value, as of the maturity, of the MCI WorldCom Stock. The U.S. Holder's holding period of any MCI WorldCom Stock received would start on the day after the maturity of the Reset PERQS.

                                Sale or Exchange of the Reset PERQS. Upon a sale or exchange of a Reset PERQS prior to the maturity of the Reset PERQS, a U.S. Holder would recognize taxable gain or loss equal to the difference between the amount realized on such sale or exchange and such U.S. Holder's tax basis in the Reset PERQS so sold or exchanged. Any such gain or loss would generally be capital gain or loss, as the case may be. Such U.S. Holder's tax basis in the Reset PERQS would generally equal the U.S. Holder's tax basis in the Deposit. For these purposes, the amount realized does not include any amount attributable to accrued but unpaid interest payments on the Deposit, which would be taxed as described under "--Quarterly Payments on the Reset PERQS" above. It is uncertain whether the amount realized includes any amount attributable to accrued but unpaid Contract Fees. U.S. Holders should consult their tax advisers regarding the treatment of accrued but unpaid Contract Fees upon the sale or exchange of a Reset PERQS.

                                The Internal Revenue Service Restructuring and Reform Act of 1998 eliminated the 18-month holding period requirement for certain individual taxpayers to qualify for the lowest tax rate for capital gain. The minimum holding period required to qualify for the lowest tax rate currently is 12 months.

                                Possible Alternative Tax Treatments of an
                                Investment in the Reset PERQS

                                Due to the absence of authorities that
                                directly address the proper characterization of the Reset PERQS, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment described above. In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning a Reset PERQS under Treasury regulations governing contingent payment debt instruments (the "Contingent Payment Regulations").

                                If the IRS were successful in asserting that the Contingent Payment Regulations applied to the Reset PERQS, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue as original issue discount income, subject to adjustments, at a "comparable yield" on the Issue Price. Furthermore, any gain realized with respect to the Reset PERQS would generally be treated as ordinary income.

                                Even if the Contingent Payment Regulations do not apply to the Reset PERQS, other alternative federal income tax characterizations or treatments of the Reset PERQS are also possible, and if applied could also affect the timing and the character of the income or loss with respect to the Reset PERQS. It is possible, for example, that a Reset PERQS could be treated as constituting a prepaid forward contract. Other alternative characterizations are also possible. Accordingly, prospective purchasers are urged to consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the Reset PERQS.

                                Backup Withholding and Information Reporting

                                A U.S. Holder of a Reset PERQS may be subject to information reporting and to backup withholding at a rate of 31 percent of the amounts paid to the U.S. Holder, unless such U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder's U.S. federal income tax liability, provided the required information is furnished to the IRS. In addition, the effective date of the New Regulations (as defined in "United States Federal Taxation -- Backup Withholding" in the accompanying Prospectus Supplement) has been changed so that the New Regulations will apply to payments made after December 31, 1999.